Exhibit 99.1

FOR IMMEDIATE RELEASE

Equifax announces senior leadership changes

Sid Singh joins Equifax as President of United States Information Solutions replacing Paulino do Rego Barros Jr.

ATLANTA – Feb. 4, 2019 – Equifax Inc. (NYSE: EFX) has named Sid Singh president of United States Information Solutions (USIS), replacing Paulino do Rego Barros Jr.

An established and recognized authority in financial technology, Singh joins Equifax from Global Payments Inc., where he served as group president of Integrated Solutions & Vertical Markets. In his new role with Equifax, based at the company’s Atlanta headquarters and reporting directly to the CEO, Singh will be responsible for leading the company’s largest business unit. USIS leverages unique data assets, technology, analytics, and expertise to create unparalleled insights to help businesses and consumers make more informed financial decisions.

“Sid is a dynamic and collaborative growth leader, bringing not only proven global leadership experience guiding teams and growing revenue to Equifax, but also a critical understanding of the use of unique data, high-volume transaction processing, and software and platform development,” said Mark Begor, CEO of Equifax. “Additionally, his fresh perspective; focus on growth and customers; deep operational, technical, and payments expertise; and commitment to our customer-centric approach will deliver value for all of our stakeholders as we pioneer new solutions for customers, continue to enhance and optimize our operations for the future, and execute on our robust growth strategy.”

Barros will spend the next several months working with Singh in his transition to Equifax and the USIS business. Moving forward, Barros will provide leadership support for strategy, business development, and global partnerships for the broader enterprise.

“Paulino has done a great job in 2018 building our U.S. customer relationships and leading our USIS business back to a growth mode. Building on the success of this effort, Paulino and I will work closely with Sid to ensure a clear, effective transition of the USIS leadership role,” added Begor.

Joining Global Payments in 2006, Singh was instrumental in developing the technology and software-led business strategies that helped transform the company into a highly differentiated industry leader, and also led the acquisition and integration of multiple businesses. He held successive executive leadership roles at Global Payments including senior vice president of Global Product, as well as vice president and regional head of Asia Pacific. Most recently, he was responsible for leading all aspects of the company’s international software business, including sales, marketing, product, research and development, and operations. During his tenure, Singh achieved impressive results by opening new vertical markets, delivering advanced analytics platforms, and developing new solutions for enterprise customers in multiple industry verticals.

Prior to his work with Global Payments, Singh held senior management positions with HSBC and Citibank. He holds a bachelor’s in mechanical engineering from Punjab Technical University and a MBA from the Institute of Management Technology.

ABOUT EQUIFAX INC.

Equifax is a global information solutions company that uses unique data, innovative analytics, technology and industry expertise to power organizations and individuals around the world by transforming knowledge into insights that help make more informed business and personal decisions. Headquartered in Atlanta, Ga., Equifax operates or has investments in 24 countries in North America, Central and South America, Europe and the Asia Pacific region. It is a member of Standard & Poor’s (S&P) 500® Index, and its common stock is traded on the New York Stock Exchange (NYSE) under the symbol EFX. Equifax employs approximately 11,000 employees worldwide. For more information, visit Equifax.com and follow the company’s news on Twitter and LinkedIn.

FOR MORE INFORMATION

Jacob Hawkins

Media Relations

MediaInquiries@equifax.com